FOR IMMEDIATE RELEASE

June 27, 2013

Contact:  Susan M. Jordan

    732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES RETIREMENT AND APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

FREEHOLD, NJ, June 27, 2013…………..Eugene W. Landy, Chairman of the Board of Monmouth Real Estate Investment Corp. (NYSE:MNR) announced that on June 26, 2013, Eugene Rothenberg retired from the Board of Directors.  In order to fill the resulting vacancy, the Board of Directors appointed Mr. Brian H. Haimm as a Class II Director for the remaining term of Class II expiring in 2014.  This appointment has been accepted, effective June 26, 2013.  Mr. Haimm is considered an independent Director under the pertinent NYSE rules.  Mr. Haimm was also appointed to the Audit Committee.

Mr. Haimm is Chief Financial Officer and Chief Operating Officer of Ascend Capital, a private equity firm, where he is responsible for all financial matters.

Commenting on the announcement, Eugene W. Landy, Chairman, said, “On behalf of the Company, I’d like to thank Gene Rothenberg for his exemplary service over the past 36 years. Gene Rothenberg had a distinguished medical career.  He has served on many boards, including Monmouth, UMH Properties, Inc. and Monmouth Capital Corporation.  He has always served with the utmost integrity. Our REIT has been one of the most successful REITs in the industry, and there is gratitude to Gene for having served so long and so well.”

“With the appointment of Brian Haimm, the Board of Directors recognizes Mr. Haimm’s valuable financial and real estate experience.  Mr. Haimm’s extensive executive experience makes him an excellent addition to our Board.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of seventy-three industrial properties and one shopping center located in twenty-six states, containing a total of approximately 9.3 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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